                                            Exhibit (a)(1)
                                            Prospectus Supplement to
                                            Prospectus dated September 27, 1999*




                                BRIGHTPOINT, INC.


                         -------------------------------


                              OFFER TO EXCHANGE ALL
                            OUTSTANDING OPTIONS UNDER
                        THE BRIGHTPOINT, INC. 1994 STOCK
                         OPTION PLAN, 1996 STOCK OPTION
                         PLAN AND NON-EMPLOYEE DIRECTORS
                           STOCK OPTION PLAN THAT HAVE
                         (I) A GRANT DATE PRIOR TO MARCH
                          1, 2001 AND (II) AN EXERCISE
                       PRICE IN EXCESS OF $10.00 PER SHARE


                         -------------------------------


                         THE OFFER AND WITHDRAWAL RIGHTS
                      EXPIRE AT 5.00 P.M. INDIANAPOLIS TIME
                         ON OCTOBER 5, 2001, UNLESS THE
                                OFFER IS EXTENDED



                                 AUGUST 31, 2001





* This Supplement constitutes part of the Section 10(a) Prospectus dated September 27, 1999 relating to the Brightpoint, Inc. 1994 Stock Option Plan, Non-Employee Directors Stock Option Plan, 1996 Stock Option Plan and 1999 Brightpoint, Inc. Employee Stock Purchase Plan.

                                BRIGHTPOINT, INC.

                                OFFER TO EXCHANGE
                          ALL OUTSTANDING OPTIONS UNDER
                  THE BRIGHTPOINT, INC. 1994 STOCK OPTION PLAN,
                     1996 STOCK OPTION PLAN AND NON-EMPLOYEE
                DIRECTORS STOCK OPTION PLAN THAT HAVE (I) A GRANT
                DATE PRIOR TO MARCH 1, 2001 AND (II) AN EXERCISE
                       PRICE IN EXCESS OF $10.00 PER SHARE
                            -------------------------
                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
                 5:00 P.M. INDIANAPOLIS TIME ON OCTOBER 5, 2001,
              UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE")

              Brightpoint, Inc., a Delaware corporation ("Brightpoint," "we" or "us") is offering to employees of Brightpoint and its majority-owned or wholly-owned subsidiaries and members of the Board of Directors ("Directors") of Brightpoint, the opportunity to tender for cancellation all outstanding options to purchase shares of our common stock, $.01 par value ("Common Stock"), previously granted to them under the Brightpoint, Inc. 1994 Stock Option Plan (the "1994 Plan"), 1996 Stock Option Plan (the "1996 Plan") and Non-Employee Directors Stock Option Plan (the "Director Plan") having (i) a grant date prior to March 1, 2001, and (ii) an exercise price in excess of $10.00 per share (the "Options"), in exchange for (a) cash payment (the "Cash Payment") in the amount set forth in this offer to exchange (the "Offer to Exchange") and (b) for new options that will be granted under either (y) the 1994 Plan for those tendering optionees who are officers (i.e., the Chief Executive Officer; President and Chief Operating Officer; Executive Vice President, Chief Financial Officer and Treasurer; Executive Vice President, General Counsel and Secretary of Brightpoint, Inc., collectively the "Officers") or Directors of Brightpoint and
(z) the 1996 Plan for all tendering optionees who are neither Officers nor Directors of Brightpoint (the "New Options"). Consultants of the Company, who are not employees, are not eligible to participate in the Offer to Exchange. Further, an employee or Director who has received or who will receive a grant of options from Brightpoint under any of its stock option plans from March 1, 2001 through the Cancellation Date (defined below) of the Options, will not be eligible to participate in this Offer to Exchange, regardless of whether they have Options which may otherwise be eligible for tender pursuant to this Offer to Exchange.

              We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying (i) letter of transmittal (the "Letter of Transmittal"), (ii) notice of withdrawal from the offer (the "Notice of Withdrawal"), and (iii) agreement to grant options ("Agreement to Grant Options") (which together, as they may be amended from time to time, constitute the "offer"). The Cash Payment to those participants who have timely elected to tender their Options for cancellation and whose Options have been accepted by us for cancellation, will be made on the date of repurchase and cancellation which shall be as promptly as practicable after the Expiration Date (the "Cancellation Date"). The Cancellation Date may be further extended in the event that we extend the Expiration Date of this offer.

              The number of shares of Common Stock subject to the New Options to be granted to each participant whose Options have been accepted by us for cancellation, will be equal to one-third of the shares of Common Stock subject to the Options of that participant so cancelled, rounded up to the nearest whole share. The number of shares of Common Stock subject to the New Options will be subject to adjustments for any stock splits, stock dividends and similar events. We will grant the New Options on or about the first business day which is at least six months and one day after the Cancellation Date (the "Replacement Grant Date"). If this offer is not extended, then, subject to the other conditions of this offer, we will grant the New Options between April 11, 2002 and April 18, 2002.

              This offer is not conditioned upon a minimum number of Options being elected for exchange. You must, however, tender all Options of the same class (i.e., those that have the same exercise price and expiration date) that meet the criteria for tendering set forth in this Offer to Exchange if you choose to tender any Options within that class. However, if you choose to tender a particular class of Options you may choose not to tender a class of Options owned by you that has a different exercise price and/or expiration date from the Options you tender. This offer is also subject to conditions, which we describe in Section 7 of this Offer to Exchange.

              If you elect to tender any of your Options for exchange as described in the Offer to Exchange and if your Options are accepted for cancellation, we will cancel your outstanding Options that you have tendered for exchange and make a Cash Payment to you in the amount set forth herein on the Cancellation Date. In addition, we will grant you New Options under the 1994 Plan (if you are an Officer or Director of Brightpoint) or the 1996 Plan (if you are neither and Officer nor Director of Brightpoint) pursuant to a new option agreement between Brightpoint and you. Some key features of the New Options will include:

    - The number of shares subject to the New Options will equal one-third of the number of shares subject to the cancelled Options, rounded up to the nearest whole share, subject to adjustments for any stock splits, stock dividends and similar events.

    - The vesting schedule of the cancelled Options will not carry over to the New Options. Instead, the New Options will vest and become exercisable in increments of one-third of the shares subject to the New Options, beginning on the first anniversary of the Replacement Grant Date and thereafter on each successive anniversary of the Replacement Grant Date.

    - The exercise price of the New Options will equal the closing sale price of our Common Stock as reported by the Nasdaq Stock Market on the Replacement Grant Date.

    - The New Options will have a term of five (5) years from the Replacement Grant Date.

    - The New Options will be "non-qualified options" and not "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), as amended, regardless of whether any of the cancelled Options were incentive stock options or non-qualified stock options.

    - The New Options will otherwise contain other terms and conditions that are substantially the same as those of the 1994 Plan and 1994 Plan option agreement or 1996 Plan and 1996 Plan option agreement, as the case may be.

              If you choose to participate by tendering any of your Options, and your Options are accepted for cancellation, you will not be eligible to receive any other grants of options that we may make, including your portion, if any, of options that we have authorized for grant to our employees, Officers and Directors in August 2001 (the "August 2001 Options"), or any other grant of options that we may make before the Replacement Grant Date. You will, however, be entitled to receive those number of options that you would have otherwise been entitled to receive as part of the August 2001 Options as well as any other options (the "Other Options") that would have otherwise been granted to you between the Cancellation Date and the Replacement Grant Date, on the Replacement Grant Date, provided that you remain an employee of Brightpoint or one of its majority-owned or wholly-owned subsidiaries or a Director of Brightpoint, as the case may be, from the Cancellation Date through the Replacement Grant Date. You must note, however, that the options representing the number of August 2001 Options that would otherwise have been granted to you in August 2001 and the Other Options, if any, which are granted to you on the Replacement Grant Date, will have an exercise price equal to the closing sale price of our Common Stock as reported by the Nasdaq Stock Market on the Replacement Grant Date. In addition, each of the August 2001 Options and Other Options, if any, granted on the Replacement Grant Date, will have a term of five (5) years and will have the same vesting schedule as the New Options to be granted to you on the Replacement Grant Date.

              Except with respect to the grant of New Options and August 2001 Options, if any, to those participants who have elected to tender their Options and whose Options have been accepted for cancellation by Brightpoint, nothing herein shall constitute an agreement by or obligation of Brightpoint, its Board of Directors or any committee of the Board of Directors established for the purpose of administering the grant of stock options, to grant any other options in the future. The grant of August 2001 Options and any further grant of Other Options and the amount or percentage of August 2001 Options or Other Options to be granted has been or will be, as the case may be, determined at the sole discretion of our Board of Directors or the committee of the Board of Directors established for such purpose.

              ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

              Shares of our Common Stock are quoted on the Nasdaq Stock Market under the symbol "CELL." On August 30, 2001, the last reported sale price of our Common Stock as reported on the Nasdaq Stock Market was $3.50 per share. The current market price of our Common Stock, however, is not necessarily indicative of future stock prices and we cannot predict what the closing sale price of our Common Stock will be on the Replacement Grant Date.

                  THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR

ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange and related documents to Phillip A. Bounsall, our Executive Vice President, Chief Financial Officer and Treasurer, by email at phil.bounsall@brightpoint.com, by facsimile at (317) 387-5479 or by telephone at (317) 297-6100.

                                    IMPORTANT

              If you wish to elect to exchange your Options, you must complete and sign the Letter of Transmittal in accordance with its instructions as well as the Agreement to Grant Options and send the Letter of Transmittal, together with all documents required by the Letter of Transmittal, and the Agreement to Grant Options to Brightpoint, to the attention of Phillip A. Bounsall, by mail or by hand delivery to Mr. Bounsall at Brightpoint, Inc., 6402 Corporate Drive, Indianapolis, Indiana 46278.

              We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the optionholders residing in such jurisdiction.

              WE CANNOT GUARANTEE THAT, SUBSEQUENT TO THE CANCELLATION DATE, THE MARKET PRICE OF OUR COMMON STOCK WILL NOT INCREASE TO A PRICE THAT IS GREATER THAN THE EXERCISE PRICE OF YOUR OPTION THAT HAS BEEN TENDERED FOR EXCHANGE OR THAT THE NEW OPTIONS GRANTED ON THE REPLACEMENT GRANT DATE WILL HAVE A LOWER EXERCISE PRICE THAN THE OPTIONS ACCEPTED FOR CANCELLATION. Our Board of Directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial, legal or tax situation. The information about this offer is limited to this document, including the Summary Term Sheet and the accompanying documents.

              We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your Options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the accompanying documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                TABLE OF CONTENTS


                                                                                                   Page
                                                                                                   ----
SUMMARY TERM SHEET....................................................................................1

General Questions About the Offer.....................................................................1

Specific Questions About the Cancelled Options........................................................7

Specific Questions About the New Options..............................................................8

THE OFFER............................................................................................13

   1.    Eligibility.................................................................................13

   2.    Number of Options; Expiration Date..........................................................14

   3.    Purpose of The Offer........................................................................15

   4.    Procedures For Electing To Exchange Options.................................................17

   5.    Withdrawal Rights...........................................................................18

   6.    Acceptance of Options for Cancellation and Repurchase; Issuance of New Options..............19

   7.    Conditions of the Offer.....................................................................23

   8.    Price Range of Common Stock Underlying the Options..........................................26

   9.    Source and Amount of Consideration; Terms of the New Options................................27

   10.   Information Concerning Brightpoint..........................................................30

   11.   Interests of Directors and Officers; Transactions and Agreements
         Concerning the Options......................................................................32

   12.   Status of Options Acquired by Us in the Offer; Accounting Consequences
         of the Offer................................................................................34

   13.   Legal Matters; Regulatory Approvals.........................................................34

   14.   Material Federal Income Tax Consequences....................................................35

   15.   Extension of Offer; Termination; Amendment..................................................36

   16.   Fees and Expenses...........................................................................37

   17.   Additional Information......................................................................37

   18.   Miscellaneous...............................................................................39

Schedule A        Information Concerning the Directors and Officers
                  of Brightpoint, Inc...............................................................A-1

Schedule B        Table of Cash Payment for Each Class of Options Eligible for
                  Tender in the Offer...............................................................B-1


                               SUMMARY TERM SHEET

         The following section answers some of the questions that you may have about this offer. However, it is only a summary. You should carefully read the remainder of this Offer to Exchange and the accompanying (i) Letter of Transmittal, (ii) Notice of Withdrawal and (iii) Agreement to Grant Options because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange, Letter of Transmittal, Agreement to Grant Options and Notice of Withdrawal. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE OFFER

    1.   What Securities Are We Offering To Exchange?

         We are offering to exchange all Options to purchase shares of Brightpoint Common Stock that are outstanding and were granted prior to March 1, 2001 under the 1994 Plan, 1996 Plan and Director Plan with an exercise price in excess of $10.00 per share for (i) a Cash Payment equal to the lesser of (a) $0.25 per share subject to the Options or (b) fifty (50%) percent of the value of the Options calculated by Brightpoint using the Black-Scholes option pricing model and assumptions determined by Brightpoint ("Black-Scholes Value"), and
(ii) New Options to be granted under the 1994 Plan (to Officers or Directors of Brightpoint) and 1996 Plan (to employees who are neither Officers nor Directors of Brightpoint), as more fully described in the response to Question 6 below. Management of Brightpoint has calculated the Black-Scholes Value for each class of Options that are eligible for tender in the offer. Based upon this valuation, Management has been able to determine which lesser alternative to apply to each class of Options that are eligible for tender. Attached hereto as Schedule B is a table indicating the Cash Payment per share subject to the Options that a participant can expect to receive for the specific class of Options (referenced by exercise price and expiration date) that he or she may elect to exchange, provided that such Option is accepted by Brightpoint for cancellation. By way of example only, assume that an eligible optionholder owns an Option to purchase 5,000 shares at an exercise price of $14.25 per share, which option has an expiration date of January 4, 2004. Based upon management's calculation of the Black-Scholes Value of that Option, the lesser alternative per Option is fifty percent of the Black-Scholes Value, or $.08. If such optionholder were to tender that Option for exchange and such Option were accepted by Brightpoint for cancellation, the Optionholder would be entitled to a Cash Payment of $400 (5,000 x .08). (Pages 14, 19-20, 27 and Schedule B)

    2.   Why Are We Making The Offer To Exchange?

         We are making this Offer to Exchange because a considerable number of our employees and Directors have stock options, whether or not they are currently exercisable, that have exercise prices significantly above the current and recent trading prices of our Common Stock. We believe that these "under water" options are unlikely to be exercised in the near future. We are making this Offer to Exchange on a voluntary basis to allow our employees and directors who are eligible to participate in the offer to choose whether to keep their Options at their current exercise price, or to cancel those Options for the Cash Payment and the grant of

New Options. Subject to the other conditions of this offer, the New Options will be granted on the Replacement Grant Date which shall be on or about the first business day which is at least six months and one day after the Cancellation Date. The exercise price of these New Options will equal the closing sale price of our Common Stock as reported by the Nasdaq Stock Market on the Replacement Grant Date. We are making this offer in order to (i) provide those eligible employees and Directors with the opportunity to own options that over time may have a greater potential to increase in value, as well as the opportunity to realize some value from their Options, and (ii) increase the number of options available for new grants under the 1994 Plan in the future. We hope that this will create better performance incentives for our employees and Directors. (Page
15)

    3.   Who Is Eligible?

         Any current employee of Brightpoint or its majority-owned or wholly-owned subsidiaries and any Director of Brightpoint, with an Option under the 1994 Plan, 1996 Plan and Director Plan with (i) a grant date prior to March 1, 2001 and (ii) an exercise price in excess of $10.00 per share, is eligible. Our employees (including our Officers) and our Directors are eligible to participate in the offer. Consultants of the Company, who are not employees, are not eligible to participate in the offer. Further, an employee or Director who has received or who will receive a grant of options from Brightpoint under any of its stock option plans from March 1, 2001 and through the Cancellation Date of the Options, will not be eligible to participate in the offer, regardless of whether they have Options which may otherwise be eligible for tender pursuant to this Offer to Exchange. (Page 13)

    4.   Does The Offer Extend To All Of Brightpoint's Employee Benefit Plans?

         The offer extends only to the Options granted under the 1994 Plan, 1996 Plan and Director Plan, and does not extend to any other employee benefit plan.

    5.   Will Overseas Employees Be Eligible To Participate?

         As described above, any of our current employees or those of our majority-owned or wholly-owned subsidiaries and our Directors with stock options granted under the 1994 Plan, 1996 Plan and Director Plan with (i) a grant date prior to March 1, 2001 and (ii) an exercise price in excess of $10.00 per share, are eligible to participate. Special considerations, however, may apply to employees located abroad, depending on the taxation and securities laws of the jurisdiction in which these employees are located. IF YOU ARE AN EMPLOYEE LIVING OR WORKING OUTSIDE OF THE UNITED STATES, WE RECOMMENDED THAT YOU CONSULT WITH YOUR OWN TAX AND LEGAL ADVISOR(S) TO DETERMINE THE TAX, LEGAL AND SOCIAL INSURANCE CONSEQUENCES OF THIS TRANSACTION UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK. (Pages 13, 35)

    6.   How Does The Exchange Work?

         The offer requires that an eligible employee or Director make a voluntary election that will become irrevocable by 5:00 p.m., Indianapolis Time, on the Expiration Date, which is currently scheduled for October 5, 2001, unless the offer is extended in our sole discretion, to exchange his or her eligible outstanding Options for (i) the Cash Payment, and
(ii) New Options to be granted on the Replacement Grant Date. The number of shares subject to the New Options will be equal to one-third of the shares subject to the cancelled Options, subject to adjustments for any stock splits, stock dividends and similar events. The exercise price of the New Options will be equal to the closing sale price of our Common Stock as reported by the Nasdaq Stock Market on the Replacement Grant Date. The vesting schedule of any cancelled Options will not carry over to the New Options. Instead, the shares subject to the New Options will vest in one-third increments beginning on the first anniversary of the Replacement Grant Date and thereafter on each successive anniversary of the Replacement Grant Date. The New Options will have a term of five (5) years from the Replacement Grant Date. All of the New Options will be non-qualified stock options and not "incentive stock options" within the meaning of Section 422 of the Code, as amended, regardless of whether the cancelled Option was an incentive stock option or a non-qualified stock option. The remaining terms of the New Options will be governed by the 1994 Plan or 1996 Plan, as the case may be. Special considerations, however, may apply to employees located abroad depending on the taxation and securities laws of the jurisdiction in which these employees are located. (Pages 14, 17, 28)

    7.   What Do I Need To Do To Participate In The Offer To Exchange?

         To participate, you must complete the Letter of Transmittal that is attached at the end of this Offer to Exchange, sign it, and ensure that Brightpoint receives it, together with all other documents required by the Letter of Transmittal, as well as your signed Agreement to Grant Options no later than the Expiration Date. You can return your Letter of Transmittal, Agreement to Grant Options and all other required documents by hand delivery or by mail to Mr. Bounsall at Brightpoint, Inc., 6402 Corporate Drive, Indianapolis, Indiana 46278. (Page 17)

    8.   Is This A Repricing?

         No, this is not a stock option repricing. In a repricing, the exercise price of an employee's current options would be adjusted immediately to be equal to the closing price of our Common Stock on the date of repricing.

    9. Why Can't Brightpoint Just Reprice My Options, As I Have Seen Done At Other Companies?

         Recently, the Financial Accounting Standards Board adopted rules that have accounting consequences for companies that reprice options. If we reprice options, we may need to record compensation expense which would reduce our earnings. The amount of this expense would be measured by the future appreciation in the market value of our Common Stock. As a result, an option "repricing" could seriously jeopardize our future financial results, as we would be required to record compensation expense on any future aggregate appreciation in the market value of our Common Stock, which would reduce our earnings. (Pages 34-35)

    10.  Why Can't I Just Be Granted Additional New Options?

         A grant of additional options to replace under water options could have a negative, dilutive impact on our earnings per share. Additionally, we have a limited pool of options that we are allowed to grant under our existing stock option plans, and therefore we must conserve our currently available options for periodic grants to current employees and for grants to new employees. (Page 15)

    11.  If I Participate, What Will Happen To My Current Options?

         Options exchanged under this offer are currently scheduled to be cancelled and repurchased on the Cancellation Date which shall be as promptly as practicable after the Expiration Date, which is currently scheduled for October 5, 2001 unless the offer is extended in Brightpoint's sole discretion. The Cancellation Date may, therefore, be extended by Brightpoint, in the event that Brightpoint extends the Expiration Date of this offer. (Pages 19, 33-34)

    12.  What Is The Deadline To Elect To Exchange And How Do I Do So?

         The deadline to elect to exchange your options in this program is the Expiration Date. This means that Phillip A. Bounsall at Brightpoint must have received your completed and signed Letter of Transmittal specifically indicating the Options you have elected to exchange, together with all other documents required by the Letter of Transmittal, and your signed Agreement to Grant Options in his hands before that time. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long. If we extend the offer, we will make an announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled Expiration Date. If we extend the offer, you must deliver your completed and signed Letter of Transmittal, together with all other documents required by the Letter of Transmittal and your signed Agreement to Grant Options before the extended Expiration Date. We reserve the right to reject any or all Options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those Options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept all such Options for cancellation and repurchase on the Cancellation Date, which shall be as promptly as practicable after the Expiration Date of the offer. (Pages 14, 17)

    13.  What Will Happen If I Do Not Turn In My Form By The Deadline?

         If you do not turn in your completed and signed Letter of Transmittal, the documents required by the Letter of Transmittal, and your signed Agreement to Grant Options by the Expiration Date, then you will not participate in the option exchange. If you elect not to participate in this offer, we do not believe that this offer will change any of the terms of your Options. However, if you choose not to accept this offer, regardless of whether such choice was voluntary or because your Options were not accepted by us for cancellation, it is possible that the Internal Revenue Service would decide that the right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options. A successful assertion by the Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options. (Pages 17, 35-36)

    14.  During What Period Of Time May I Withdraw A Previous Election To
Exchange?

         You may withdraw your election to exchange Options at any time before the Expiration Date. If we extend the offer beyond that time, you may withdraw your Options elected for exchange at any time until the extended Expiration Date of the offer. To withdraw an election to exchange options, you must deliver by hand delivery or by mail to Phillip A. Bounsall at Brightpoint a completed and signed Notice of Withdrawal on or prior to the Expiration Date. Your Notice of Withdrawal will withdraw all of the Options you have previously elected to exchange. Once you have withdrawn Options, you may re-elect to exchange Options only by again following the election procedure described in the answer to Question 6 except that you do not have to submit a new Agreement to Grant Options. (Pages 18-19)

    15. If I Participate In This Exchange Am I Eligible To Receive Other Option Grants During The Six-Month Period Following The Cancellation Date?

         No. Because of the required accounting treatment, participants in the offer whose tendered Options are accepted by Brightpoint for cancellation will become ineligible to receive any other stock option grants that they may have otherwise been entitled to, but for their participation in the offer, until the Replacement Grant Date or thereafter. This includes any options which you may have been eligible to receive from our grant of August 2001 Options as well as any Other Options which you may become entitled to receive from grants of options that Brightpoint's Board of Directors, or a committee of the Board of Directors established for such purpose, may determine to make between the Cancellation Date and the Replacement Grant Date. (Pages 20-22)

    16.  Is There Any Tax Consequence To My Participation In This Exchange?

         Eligible employees and Directors who are citizens or residents of the United States, perform services principally in the United States and whose tendered Options are accepted by Brightpoint for cancellation, will have the amount of their respective Cash Payment (see Question 1 above) taxed as ordinary compensation income in the year received. Such income is subject to applicable withholding by Brightpoint of income, FICA and Medicare taxes and other applicable employment taxes. The grantees of New Options, under current law, will not recognize income for Federal income tax purposes on the exchange of the Options for New Options. We believe that such exchange will be treated as a non-taxable exchange. Further, at the date of grant of New Options, such persons will not be required, under current law, to recognize income for Federal income tax purposes as the grant of non-qualified options is not an event on which the grantee recognizes taxable income. All of the New Options to be granted under either the 1994 Plan (to officers and directors) and the 1996 Plan (to employees other than officers and directors) will be non-qualified stock options. On the exercise of a New Option, a grantee will recognize ordinary compensation income on the date of exercise, equal to the excess, if any, of the fair market value of our Common Stock on the date of exercise, over the exercise price of the New Option. Brightpoint will qualify for a deduction for Federal income tax purposes in the same amount in its taxable the year in which the exercise occurs subject to (i) the requirement that the compensation be reasonable and not limited under
Section 162(m) of the Code, and (ii) certain statutory provisions relating to so-called "excess parachute payments."

         WE RECOMMEND THAT EACH NON-U.S. EMPLOYEE AS WELL AS EACH U.S. EMPLOYEE WORKING AT ONE OF OUR FOREIGN MAJORITY-OWNED OR WHOLLY-OWNED SUBSIDIARIES CONSULT WITH HIS OR HER OWN TAX AND LEGAL ADVISOR(S) TO DETERMINE THE TAX, LEGAL AND SOCIAL INSURANCE CONSEQUENCES OF THIS TRANSACTION UNDER THE LAWS OF THE COUNTRY IN WHICH SUCH EMPLOYEE LIVES AND WORKS. (Pages 30, 35-36)

    17.  How Should I Decide Whether Or Not To Participate?

         We understand that the decision whether or not to exchange Options will be a challenging one for many eligible participants. The offer does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's and/or Director's personal decision, and it will depend largely on each employee and/or director's assumptions about the future overall economic environment, the performance of the overall market and companies in our industry, and our own business and stock price.

    18.  What Does Management And The Board of Directors Think Of The Offer?

         Although our Board of Directors has approved the making of this offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Options. Officers and Directors of Brightpoint are eligible to participate in the offer.

    19. What If My Employment At Or Directorship Of Brightpoint Ends Between The Date My Options Are Cancelled And The Replacement Grant Date?

         Unless you have a current employment agreement with Brightpoint, your employment with Brightpoint is on an "at-will" basis and nothing in the offer modifies or changes that. The Letter of Transmittal in which you elect to exchange all or a portion of your outstanding Options will become irrevocable after 5:00 p.m. Indianapolis time on the Expiration Date or any extended Expiration Date in the event we determine, in our sole discretion, to extend the offer. Therefore, if your employment with Brightpoint or one of our majority-owned or wholly-owned subsidiaries is terminated by you or Brightpoint voluntarily, involuntarily, or for any other reason, or your position as a non-employee Director of Brightpoint is terminated before your New Option is granted, you will not have a right to any Options that were previously cancelled pursuant to your election to exchange, and you will not have a right to the New Option that would have been issued on the Replacement Grant Date. Therefore, if you are not an employee of Brightpoint or one of our majority-owned or wholly-owned subsidiaries or a Director of Brightpoint, as the case may be, from the Cancellation Date through the Replacement Grant Date, you will not receive any New Options in exchange for your Options that have been accepted for cancellation and except for the Cash Payment made on the Cancellation Date, you will not receive any other consideration for your cancelled Options. (Page 22)

    20.  What Are The Conditions To The Offer?

         The offer is not conditioned upon a minimum number of Options being tendered for exchange. You must, however, tender all Options of the same class (i.e., those that have the same exercise price and expiration date) that meet the criteria for tendering set forth in this Offer to Exchange (e.g., grant date prior to March 1, 2001 and exercise price in excess of $10.00 per share) if you choose to tender any Options within that class. By way of example only, assume you had previously received the following grants of stock options:

         - an option to purchase 5,000 shares at an exercise price of $11.00 per share, expiring on July 1, 2004 ("Option A");

         - an option to purchase 7,500 shares at an exercise price of $11.00 per share expiring on July 1, 2004 ("Option B");

         - an option to purchase 7,500 shares at an exercise price of $11.00 per share, expiring on February 1, 2005 ("Option C"); and

         - an option to purchase 10,000 shares at an exercise price of $13.00 per share, expiring on July 1, 2005 ("Option D").

         If you intend to accept Brightpoint's offer and tender Option A, you must also tender Option B (and vice versa) because they are of the same class (same exercise price and expiration date). However, you need not tender Option C or Option D. Conversely, if you choose solely to tender either of Option C or Option D, you need not tender Option A and Option B because each of Option C and Option D is of a different class (different exercise price and/or expiration date) from each other and from Option A and Option B.

         THE OFFER IS ALSO SUBJECT TO A NUMBER OF CONDITIONS, INCLUDING THE CONDITIONS DESCRIBED IN SECTION 7. (Pages 14, 23-26)

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

    21.  Which Options Can Be Exchanged?

         If an employee or Director elects to participate in the offer, and such employee or Director has not and will not have received a grant of options under any of Brightpoint's stock option plans since March 1, 2001 and through the Cancellation Date of the Options, all Options of the employee or Director previously granted under the 1994 Plan, 1996 Plan and Director Plan prior to March 1, 2001, with an exercise price in excess of $10.00 per share, may be tendered for exchange. (Page 14)

    22.  Can I Choose Which Options I Want To Exchange?

         You may choose to cancel one or more Options if they were granted under the 1994 Plan, 1996 Plan or Director Plan prior to March 1, 2001 and have an exercise price in excess of $10.00 per share. Inclusion of such Options in the offer is entirely discretionary. However, as noted above in response to Question 20, you must tender for exchange all Options of the same class (i.e., those that have the same exercise price and expiration date) that meet the criteria for eligible Options set forth in this Offer to Exchange if you choose to tender any Options within that class.

    23. Can I Exchange The Remaining Portion Of An Option That I Have Already Partially Exercised?

         Yes, you can exchange all remaining outstanding, unexercised Options. In addition to the Cash Payment for the exchanged Options accepted by Brightpoint for cancellation, you will receive a grant of New Options on the Replacement Grant Date. The number of shares subject to the New Options will be equal to one-third of the number of shares subject to the cancelled Options rounded up to the nearest whole share. The number of shares subject to the New Options will be subject to any adjustments for any stock splits, stock dividends and similar events.

    24.  Can I Exchange An Option Only As To Certain Shares?

         No, you cannot partially exchange an outstanding Option.

    25. If I Choose To Participate, What Will Happen To My Options That Will Be Cancelled?

         If you elect to participate in the offer, and your Options are accepted for cancellation, then on the Cancellation Date we will repurchase and cancel all of your outstanding Options that you have elected to exchange and we have accepted for cancellation. The shares of Common Stock subject to the Options tendered and cancelled will be returned to the pool of shares available for issuance upon the exercise of options granted under that option plan governing the Options tendered and canceled. (Pages 19, 33-39)

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

    26.  What Will Be The Share Amount of My New Options?

         Employees and Directors who participate in the offer will receive (i) a Cash Payment for the cancelled Options and (ii) the grant of New Options on the Replacement Grant Date. The number of shares subject to the New Options will be equal to one-third of the number of shares subject to the cancelled Options, rounded up to the nearest whole share subject to adjustments for any stock splits, stock dividends and similar events. The New Options will be granted under the 1994 Plan (for tendering optionees who are Officers or Directors of Brightpoint) and the 1996 Plan (for tendering optionees who are neither Officers nor Directors of Brightpoint) in each case pursuant to a new option agreement between you and Brightpoint. (Pages 20, 27-28)

    27.  What Will Be The Exercise Price Of My New Options?

         The exercise price of the New Options, which will be granted on the Replacement Grant Date, will equal the closing sale price of our Common Stock as reported by the Nasdaq Stock Market on the Replacement Grant Date. Because we will not grant New Options until at least six months and one day after the date we cancel the Options accepted for exchange, the New Options may have a higher exercise price than some or all of your current Options. The current market price of our Common Stock is not indicative of our future stock prices. WE

CANNOT GUARANTEE THAT THE NEW OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS YOU EXCHANGE. (Pages 27-28)

    28.  What Will Be The Vesting Schedule Of My New Options?

         The vesting schedule of your cancelled Options will not carry over to your New Options. Instead, your New Options will vest and become exercisable in increments of one-third of the shares subject to the New Options beginning on the first anniversary of the Replacement Grant Date and thereafter on each successive anniversary of the Replacement Grant Date. Special considerations, however, may apply to employees located abroad depending on the taxation and securities laws of the jurisdiction in which these employees are located.

    29. Will My New Options Be Incentive Stock Options Or Non-Qualified Stock Options?

         Your New Options will not be "incentive stock options" within the meaning of Section 422 of the Code. All New Options will be non-qualified stock options regardless of whether your cancelled Option was an incentive stock option or a non-qualified stock option. (Pages 28, 30)

    30. My Options Are Split Between Incentive Stock Options And Non-Qualified Stock Options Because My Original Grant Exceeded The $100,000 IRS Limit On Incentive Stock Options. Can I Cancel One Part Of This Option But Not The Other?

         You cannot cancel one part of an Option that has been split into an incentive stock option and a non-qualified stock option because it is still considered a single Option. It cannot be separated for purposes of this Offer to Exchange.

    31.  When Will I Receive My New Options?

         We will grant the New Options on the Replacement Grant Date. If we cancel Options elected for exchange on the Cancellation Date which shall be as promptly as practicable after the Expiration Date (currently scheduled for October 5, 2001 unless this offer is further extended in our sole discretion), the Replacement Grant Date of the New Options will be on or after April 11, 2002, and no later than April 18, 2002. Note that additional time may be required to make the New Options available to you and to provide you with documentation of the grant. (Page 19, 20)

    32. Why Won't I Receive My New Options Immediately After The Expiration Date Of The Offer?

         If we were to grant the New Options on any date that is earlier than six months and one day after the date we cancel the Options accepted for exchange, we would be required for financial reporting purposes to record, on a quarterly basis, compensation expense against our earnings. Although the Cash Payments made on the Cancellation Date for all Options accepted for cancellation will be recorded as compensation expense, by deferring the grant of the New Options for at least six months and one day, we believe we will not have to record the grant of such New Options as compensation expense. (Page 4)

    33. When Will I Receive My New Option Notice, And When Will I Be Able To Exercise My New Options?

         As soon as possible after the Cancellation Date we will transmit to optionholders whose Options have been cancelled and repurchased on the Cancellation Date, a cancellation notice ("Cancellation Notice") indicating the number of Options accepted and cancelled together with a completed and countersigned Agreement to Grant Options. We anticipate that the option agreement reflecting your New Options will be sent to you within approximately two weeks after the Replacement Grant Date. Your New Options granted on the Replacement Grant Date, however, will not begin to vest and become exercisable until the first anniversary of the grant of your New Options at which time one-third of the shares subject to your New Options will vest and become exercisable, subject to your continued employment or continuing to act as a director of Brightpoint, as the case may be. The balance of shares subject to your New Options will vest as indicated in the response to Question 28 above. (Page 19, 27-28)

    34. Can I Have An Example Of The New Options To Be Granted In The Offer To Exchange?

         What follows is a representative example. YOUR SITUATION IS LIKELY TO VARY IN SIGNIFICANT RESPECTS.

           Assumptions:

           Your Option Eligible for Exchange:      3,000 shares

           Your Original Stock Option Price:       $15.00

           Hypothetical Closing Sale Price on
           Replacement Grant Date:                 $7.50

         Using the above assumptions for the sake of illustrating the offer, we would cancel your Option on the Cancellation Date. On the Replacement Grant Date, we would grant you a New Option for 1,000 shares, and based on the purely hypothetical stock price of $7.50, your new exercise price would be $7.50 per share. The New Option to be granted will be a non-qualified stock option and not an incentive stock option, regardless of whether the cancelled Option was an incentive stock option or non-qualified stock option. In addition, the New Option will be for a term of five (5) years from the Replacement Grant Date and will vest and become exercisable in the manner set forth in response to Question 28 above. The remaining terms of the New Option will be governed by the terms of the 1994 Plan (in the event you are a tendering optionee who is an Officer or Director of Brightpoint) or the 1996 Plan (in the event you are a tendering optionee who is neither an Officer nor Director of Brightpoint). Special considerations, however, may apply to employees located abroad, depending on the taxation and securities laws of the jurisdiction in which these employees are located.

    35. What Happens If Brightpoint Is Subject To A Merger Or Similar Transaction Which Results In A Change In Control Before The New Options Are Granted?

         The Agreement to Grant Options to be countersigned and delivered by Brightpoint on the Cancellation Date to those participants in this offer whose Options have been accepted for cancellation, will indicate the number of New Options as well as the number of August 2001 Options (to the extent such participant was determined by the Board of Directors, or a committee thereof, to be entitled to any August 2001 Options) that the participant will be eligible to receive on the Replacement Grant Date. The Agreement to Grant Options, when executed and delivered by Brightpoint, will be a binding commitment of Brightpoint to grant to the participant, on the Replacement Grant Date, the number of New Options and August 2001 Options, if any, set forth therein subject to prior adjustments for stock splits, stock dividends and similar events, and provided further that such participant remains an employee of Brightpoint or one of its majority-owned or wholly-owned subsidiaries or a Director of Brightpoint from the Cancellation Date through the Replacement Grant Date. It is possible, however, that, prior to the Replacement Grant Date, Brightpoint might effect or enter into an agreement for a merger or other similar transaction that results in a change of control of Brightpoint. The Agreement to Grant Options may not, however, be a binding obligation on or commitment of any successor to Brightpoint and, consequently, any such successor to Brightpoint in a merger or similar transaction, may have no obligation to honor the grant of such New Options and August 2001 Options, if any, on the Replacement Grant Date or at any time thereafter.

         Brightpoint will endeavor to negotiate, as part of any merger or related transaction resulting in a change of control, an agreement for the successor company to grant that number of options or such other consideration comparable to the New Options and August 2001 Options, if any, to which you would have otherwise been entitled but for your participation in the offer. If we are able to negotiate an agreement for the successor company to grant options in exchange for the New Options you would receive under this offer as well as your August 2001 Options, if any, such options would likely still be granted on or after the Replacement Grant Date, and they would most likely be options to purchase the shares of the successor company. The exercise price would be equal to the market price of the successor company's stock on the date of grant. There can be no assurance, however, that we would be successful in negotiating any such agreement with a successor company, and if there is a change-of-control transaction before the Replacement Grant Date, there is a risk that you would not be entitled to receive your New Options and August 2001 Options, if any, or any comparable options of or consideration from the successor company.

         PLEASE NOTE: IF WE ARE ACQUIRED BY ANOTHER COMPANY, THAT COMPANY MAY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDE TO TERMINATE SOME OR ALL OF OUR EMPLOYEES PRIOR TO THE REPLACEMENT GRANT DATE. YOUR TERMINATION FOR THIS, OR ANY OTHER REASON BEFORE THE REPLACEMENT GRANT DATE MEANS THAT, TO THE EXTENT THE SUCCESSOR COMPANY HAS AGREED TO HONOR THE AGREEMENT TO GRANT OPTIONS OR HAS AGREED TO GRANT OPTIONS OF THE SUCCESSOR COMPANY OR OTHER CONSIDERATION IN EXCHANGE FOR THE NEW OPTIONS AND AUGUST 2001 OPTIONS, IF ANY, YOU WILL NOT RECEIVE THE NEW OPTIONS AND ANY AUGUST 2001 OPTIONS, AND OTHER THAN THE CASH PAYMENT ON THE CANCELLATION DATE, YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT WERE CANCELLED. (Pages 22-23)

    36. After The Grant Of The New Options, What Happens If My New Options End Up Under Water?

         We are conducting this offer only at this time, due to the unusual stock market conditions that have affected many companies. Therefore, this is considered a one-time offer and is not expected to be made again in the future. As your stock options are generally valid for five (5) years from the date of initial grant, subject to continued employment, the price of our Common Stock may appreciate over the long term even if the exercise price of your options is below the trading price of our Common Stock for some period of time after the grant date of the New Options. However, we can provide no assurance as to the price of our Common Stock at any time in the future.

                                    THE OFFER

1.       ELIGIBILITY

         Employees of Brightpoint or one of our majority-owned or wholly-owned subsidiaries (including Officers of Brightpoint) and Directors (including non-employee Directors) of Brightpoint as of the date the offer commences and who remain employees and Directors through the Cancellation Date (described below in Section 6) are eligible to participate in the offer to tender their Options (described below in Section 2) for exchange and receive the Cash Payment (described below in Section 2) for the eligible Options accepted by us for cancellation. Consultants of the Company, who are not employees, are not eligible to participate in the offer. Further, an employee or Director who has received or who will receive a grant of options from Brightpoint under any of its stock option plans from March 1, 2001 and through the Cancellation Date of the Options, will not be eligible to participate in the offer, regardless of whether they have Options which may otherwise be eligible for tender pursuant to this Offer to Exchange.

         If you are not an employee of Brightpoint or one of our majority-owned or wholly-owned subsidiaries or a Director of Brightpoint as of the Cancellation Date, your Options tendered for exchange pursuant to this offer will not be accepted for cancellation.

         In addition to the Cash Payment, an employee or Director whose Options have been accepted for cancellation will be entitled to receive a grant of New Options (described below in Section 2) in the amounts and subject to the terms as provided in Section 6 below on the Replacement Grant Date (described in Section 6 below), provided such optionholder remains an employee of Brightpoint or one of its majority-owned or wholly-owned subsidiaries or a Director of Brightpoint, as the case may be, from the Cancellation Date through the Replacement Grant Date.

         If you are not an employee of Brightpoint or one of our majority-owned or wholly-owned subsidiaries or a Director of Brightpoint, as the case may be, from the Cancellation Date through the Replacement Grant Date you will not receive a New Option in exchange for your Options that have been accepted for cancellation, and other than the Cash Payment made by us on the Cancellation Date, you will not receive any other consideration for your cancelled Options.

         Special considerations apply to employees located outside the United States. In some of these countries, the application of local taxation and securities rules may have an impact on the grant of New Options. FOR EMPLOYEES LIVING OR WORKING OUTSIDE OF THE UNITED STATES, WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX AND LEGAL ADVISOR(S) TO DETERMINE THE TAX, LEGAL AND SOCIAL INSURANCE CONSEQUENCES OF THE OFFER UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK.

    2.   NUMBER OF OPTIONS; EXPIRATION DATE

         Upon the terms and subject to the conditions of this offer, we will accept for exchange, all eligible Options to purchase shares of our Common Stock granted under our 1994 Plan, 1996 Plan and Director Plan that have (i) a grant date prior to March 1, 2001, and (ii) an exercise price in excess of $10.00 per share, that are validly tendered on or prior to the "Expiration Date," as defined below, and which are not properly withdrawn in accordance with Section
5. The "Expiration Date" shall mean the later of 5:00 p.m., Indianapolis time, on October 5, 2001 or the latest time and date to which the offer is extended. See Section 15 for a description of our rights to extend, delay, terminate and amend the offer. This offer is not conditioned on any minimum number of Options being tendered. We will not, however, accept partial tenders of an existing class of Options. You must tender all Options of the same class (i.e., those that have the same exercise price and expiration date) that meet the criteria for tendering set forth in this Offer to Exchange, if you choose to tender any Options within that class. However, if you choose to tender a particular class of Options you may choose not to tender a class of Options owned by you that has a different exercise price and/or expiration date from the Options you tender.

         If your Options are properly tendered and accepted for cancellation, you will be entitled to receive (i) a Cash Payment in an amount equal to the per share cash payment corresponding to the class of your cancelled Option (as referenced by the exercise price and expiration date of such Option) set forth on Schedule B hereto, which per share cash payment price has been determined by Brightpoint to be the lesser of (a) $0.25 or (b) fifty (50%) percent of the Black-Scholes Value of the cancelled Option, multiplied by the number of shares of Common Stock subject to your cancelled Option, and (ii) a New Option to be granted under the 1994 Plan (for Officers or Directors) and the 1996 Plan (for employees who are neither Officers nor Directors). The Cash Payment will be made upon the Cancellation Date.

         Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, to change the terms of this offer. In the event we increase or decrease:

  -  the Cash Payment to be paid for Options tendered for exchange;

  - the number of Options eligible for exchange, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of Common Stock issuable upon exercise of the Options that are subject to the offer immediately prior to the increase;

  -  the number of New Options to be granted on the Replacement Grant Date;

we will publish notice or otherwise notify you in writing of such action and we will extend the offer until the expiration of not fewer than ten (10) business days from the date of such notice.

         If the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 15 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Indianapolis time. There can be no assurance, however, that we will exercise our right to extend this offer.

    3.   PURPOSE OF THE OFFER

         We have issued options to provide our employees and Directors an opportunity to acquire or increase their ownership stake in Brightpoint, thereby creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees and Directors to continue their employment or directorships, as the case may be, with us.

         Many of these options, regardless of whether they are currently exercisable, are not achieving the purpose for which they were intended since they have exercise prices that are significantly higher than the current and recent trading prices of our Common Stock, effectively making them unlikely to be exercised in the near future. We are making the offer on a voluntary basis to allow our eligible employees and Directors to choose whether to keep their Options at their current exercise price, or to cancel those Options for the Cash Payment and the grant of New Options. Subject to the other conditions of this offer, the New Options will be granted on the Replacement Grant Date which shall be on or about the first business day which is at least six months and one day after the Cancellation Date. The exercise price of these New Options will equal the closing sale price of our Common Stock as reported by the Nasdaq Stock Market on the Replacement Grant Date. We are making this offer in order to (i) provide those eligible employees and Directors with the opportunity to own options that over time may have a greater potential to increase in value as well as the opportunity to realize some value for their Options, and (ii) increase the number of options available for new grants under the 1994 Plan in the future. We hope this will create better performance incentives for our eligible employees and Directors.

         A grant of additional options to replace outstanding options which are currently under water could have a negative, dilutive impact on our earnings per share. Additionally, we have a limited pool of options available under our existing stock option plans and therefore we must conserve our currently available options for periodic grants to current employees and for grants to new employees.

         CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT (I) THE MARKET PRICE FOR OUR COMMON STOCK WILL NOT, SUBSEQUENT TO THE CANCELLATION DATE, INCREASE TO AN AMOUNT GREATER THAN THE EXERCISE PRICE OF THE OPTIONS YOU TENDER FOR EXCHANGE, (II) THE CLOSING SALE PRICE OF OUR COMMON STOCK AT THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF YOUR NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR CANCELLED OPTION, OR (III) THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

         Subject to the foregoing, and except as otherwise disclosed in this offer or in our filings with the SEC, we, however, have no plans or proposals that relate to or would result in:

   - an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (however, we have in the past and expect to continue to consider the sale or other disposition of certain of our non-U.S. subsidiaries from time to time in the future);

   - any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries (however, we have in the past and expect to continue to consider the sale or other disposition of certain of our non-U.S. subsidiaries from time to time in the future);

   - any material change in our present dividend policy, or our indebtedness or capitalization (however, we have, in the past, made open market purchases of certain of our outstanding debt securities and we may consider making similar purchases from time to time in the future);

   - any change in our present Board of Directors or management, including a change in the number or term of Directors or to fill any existing Board of Directors vacancies or to change any material terms of the employment contract of any Officer;

   -   any other material change in our corporate structure or business;

   - our Common Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

   - our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

   - the suspension of our obligation to file reports under to Section 15(d) of the Securities Exchange Act;

   - the acquisition by any person of a material amount of our securities or the disposition of a material amount of our securities; or

   - any changes in our certificate of incorporation, bylaws or other governing instruments, or any actions that could impede the acquisition of control of us.

         Although we have no current plans to do so, we may in the future engage in one or more of the transactions noted above with certain of our subsidiaries, affiliates, business partners or customers or other third parties, which could significantly affect the price of our Common Stock. If we engage in such a transaction or transactions before the Replacement Grant Date, our Common Stock could increase or decrease in value and the exercise price of the New Options could be higher or lower than the exercise price of the Options you elect to have cancelled as part of this offer. As is outlined in Section 6, the exercise price of any New Options granted to you on the Replacement Grant Date will be equal to the closing sale price of our Common Stock as reported by the Nasdaq Stock Market on that date. To the extent you participate in this offer and your Options are accepted for cancellation, you will be at risk of any increase in our share price before the Replacement Grant Date resulting from a transaction noted above or for any other reason.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO TENDER YOUR OPTIONS FOR EXCHANGE, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

    4.   PROCEDURE FOR ELECTING TO EXCHANGE OPTIONS

         Proper Tender Of Options. To validly tender your Options for exchange pursuant to this offer, you must properly complete and duly execute the Letter of Transmittal and duly execute the Agreement to Grant Options each of which is attached at the end of this Offer to Exchange. You must deliver the completed and executed Letter of Transmittal, together with any other documents required by the Letter of Transmittal, including your option agreement(s) evidencing the Options to be tendered, as well as your executed Agreement to Grant Options, by hand delivery or by mail to Phillip A. Bounsall, Executive Vice President, Chief Financial Officer and Treasurer of Brightpoint at Brightpoint, Inc., 6402 Corporate Drive, Indianapolis, Indiana 46278. The completed and executed Letter of Transmittal, together with all other documents required by the Letter of Transmittal, and your executed Agreement to Grant Options must be received by Mr. Bounsall of Brightpoint on or prior to the Expiration Date (see Section 2 above).

         If you do not turn in your Letter of Transmittal, all other documents required by the Letter of Transmittal, and your Agreement to Grant Options by the deadline, then you will not participate in the offer and all Options you currently hold will remain unchanged at their original price and terms.

         The method of delivery of the Letter of Transmittal, together with other documents required by the Letter of Transmittal, and the Agreement to Grant Options is at the option and risk of the tendering optionholder. Options will be deemed delivered only when actually received by us. If delivery is by mail, registered or certified mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for cancellation and payment will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of Options that we determine are not in proper form or for which the acceptance for cancellation and payment may be unlawful. We also reserve the absolute right to waive any condition of the offer or any defect or any irregularity in any tender of Options. A tender of Options will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall we nor any other person incur any liability for failure to give such notice.

         Lost, Stolen, Destroyed Or Mutilated Option Agreements Evidencing The Tendered Eligible Options. If your option agreement evidencing the Options to be tendered has been lost, stolen, destroyed or mutilated, you must indicate that fact in the space provided in the table captioned "Description of Options Tendered" on the Letter of Transmittal, indicating the number of Options subject to the lost, stolen, destroyed or mutilated option agreement. If you believe that certain or all of the Options that you intend to tender are subject to an option agreement that has been lost, stolen, destroyed or mutilated we urge you to contact us as soon as possible after your receipt of this Offer to Exchange and related documents in order to ascertain the steps that must be taken to provide the necessary certification to Brightpoint that the option agreement evidencing the Options to be tendered has been lost, stolen, destroyed or mutilated. In order to avoid delay, you should contact Phillip A. Bounsall, our Executive Vice President, Chief Financial Officer and Treasurer at (317) 297-6100. Please do not wait until just before the Expiration Date to contact us regarding your lost, stolen, destroyed or mutilated option agreement. This may not afford enough time for Brightpoint to obtain the necessary certification for such lost, stolen, destroyed or mutilated option agreement evidencing the Options elected for exchange and could affect Brightpoint's ability to accept those Options for cancellation.

         Our Acceptance Constitutes an Agreement. Your election to exchange Options pursuant to the procedures described above constitute your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE FOR EXCHANGE AND CANCELLATION OF YOUR OPTIONS ELECTED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate or amend the offer, we currently expect that we will, on the Cancellation Date, accept for cancellation all properly elected Options that have not been validly withdrawn.

    5.   WITHDRAWAL RIGHTS

         You may withdraw the Options you have elected to exchange only if you comply with the provisions of this Section 5.

         You have the right to withdraw the Options you have elected to exchange at any time before the Expiration Date as that may be extended in our discretion (see Section 2 above). In addition, if we do not accept your elected Options for cancellation before October 29, 2001, the 40th business day from the commencement of this offer, you may withdraw the Options you have elected for exchange at any time after October 29, 2001.

         To validly withdraw Options that you have elected to exchange you must deliver to us a properly completed and duly executed Notice of Withdrawal that is attached at the end of this Offer to Exchange, while you still have the right to withdraw your election to exchange

Options. The Notice of Withdrawal, if properly completed and executed and timely received by Brightpoint, will withdraw from election to exchange all of your previously tendered Options pursuant to this offer. You may not withdraw a portion of your previously tendered Options with the Notice of Withdrawal. If you have submitted a Letter of Transmittal pursuant to this offer, and prior to the Expiration Date, you wish to change the number of Options you have elected for exchange, you must submit a new Letter of Transmittal indicating the new number of Options you wish to elect for exchange. That newly submitted Letter of Transmittal, if properly completed and executed and timely received by Brightpoint, together with any other documents required by that new Letter of Transmittal, will be deemed to supersede all prior submissions. Except as described in the following sentence, the optionholder who elected to exchange the Options (which are subsequently to be withdrawn) must sign the Notice of Withdrawal exactly as such optionholder's name appears on the Letter of Transmittal.

         You may not rescind any submitted Notice of Withdrawal and the Options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect those Options before the Expiration Date by following the procedures described in Section 4.

         Please note that if you submit a new Letter of Transmittal either to re-elect Options for exchange subsequent to a prior Notice of Withdrawal or to change the number of Options you have elected to exchange pursuant to a prior Letter of Transmittal, you do not have to submit a new Agreement to Grant Options. The Agreement to Grant Options that you submit with your initial Letter of Transmittal will be maintained by Brightpoint through the Expiration Date and, to the extent that Options you have timely tendered for exchange are accepted for cancellation, Brightpoint will countersign the Agreement to Grant Options on the Cancellation Date and indicate therein the number of New Options and August 2001 Options, if any, that you will be eligible to receive in grants on the Replacement Grant Date.

         Neither Brightpoint nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Our determination of these matters will be final and binding.

    6. ACCEPTANCE OF OPTIONS FOR CANCELLATION AND REPURCHASE; ISSUANCE OF NEW OPTIONS

         Upon the terms and subject to the conditions of this offer, on the Cancellation Date, we will accept for cancellation and repurchase Options properly elected for exchange and not validly withdrawn before the Expiration Date. The Cancellation Date will be as promptly as practicable after the Expiration Date, which is currently scheduled for October 5, 2001, unless the offer is extended in our sole discretion. The Cancellation Date may therefore be further extended in the event we extend the Expiration Date of this offer.

         If we accept the Options for cancellation that you have properly elected for exchange, we will cancel your Options on the Cancellation Date and will deliver to you, among other things, a Cancellation Notice indicating the number of your tendered Options that we have accepted for cancellation together with the full Cash Payment for the Options cancelled. The Cash Payment will be in an amount equal to the per share cash payment corresponding to the class of your cancelled Option (as referenced by the exercise price and expiration date of such Option) set forth on Schedule B hereto, and which amount has been determined by Brightpoint to be the lesser of:

         -    $0.25 per share subject to the Option; or

         -    fifty (50%) percent of the Black-Scholes Value of the Option;

multiplied by the number of shares of common stock subject to your cancelled Options.

         In addition to the Cancellation Notice and the Cash Payment we will also transmit a countersigned copy of the Agreement to Grant Options which will indicate the number of New Options and August 2001 Options, if any, to be granted to you on the Replacement Grant Date, provided that you remain an employee of Brightpoint or one of our majority-owned or wholly-owned subsidiaries or a Director of Brightpoint, as the case may be, from the Cancellation Date through the Replacement Grant Date.

         Under no circumstances will interest accrue or be paid on the Cash Payment to be paid to tendering optionholders, regardless of when the Cash Payment or any portion of the Cash Payment is made or if there is any delay in making the Cash Payment.

         If you are not an employee of Brightpoint or one of our majority-owned or wholly-owned subsidiaries or a Director of Brightpoint, as the case may be, from the date this offer commences through the Cancellation Date, your Options tendered for exchange will not be accepted by Brightpoint for cancellation.

         Issuance of New Options on Replacement Grant Date. If your Options are accepted for exchange and cancelled on the Cancellation Date, you will be entitled to receive a grant of New Options on the Replacement Grant Date which shall be on or about the first business day which is at least six months and one day after the Cancellation Date. If this offer is not extended, then, subject to the other terms and conditions of this offer, we will grant the New Options between April 11, 2002 and April 18, 2002. The number of shares of Common Stock subject to your New Options will be equal to one-third of the number of shares of Common Stock subject to your cancelled Options, rounded up to the nearest whole share. The number of shares of Common Stock subject to your New Options will be subject to adjustments for stock splits, stock dividends and similar events. See Section 9 below for a discussion of the terms of the New Options.

         If on the Cancellation Date, we cancel Options you have elected to exchange in the offer, you will become ineligible to receive any other stock option grants that you may have otherwise have been entitled to but for your participation in the offer, until the Replacement Grant Date. This includes any options you may have been eligible to receive from our grant of the August 2001 Options as well as any Other Options which you may become entitled to receive from grants of options that Brightpoint's Board of Directors, or a committee of the Board of Directors established for such purpose, may determine to make between the Cancellation Date and the Replacement Grant Date (see this Section 6 below). This allows us to avoid recording, on a quarterly basis, compensation expense against our earnings because of accounting rules that could apply to these interim option grants within six months of the cancellation of Options pursuant to the offer.

         Other Grants of Options by Brightpoint. It has been our custom to grant options to our employees (including Officers) semi-annually each year and to our non-employee Directors in January of each year. We intend to grant options in accordance with our past practice and we have authorized the grant of options to our employees and Officers in August 2001. However, for those employees (including employee Directors) who are eligible to participate in this offer, and who have been determined to receive a grant of options from our authorized grant of August 2001 Options, we will reserve the granting of their respective portion of the August 2001 Options until after the Cancellation Date of this offer. If you choose to participate in this offer and any of your Options are accepted by us for cancellation, you will become ineligible to receive a grant of any of the August 2001 Options (to the extent that you were entitled to such a grant of the August 2001 Options) as well as any other grant of options that we may make at any time from the Cancellation Date through the Replacement Grant Date. You will, however, be entitled to receive those number of options that you would have otherwise been entitled to receive as part of the August 2001 Options as well as any Other Options that would have otherwise been granted to you between the Cancellation Date and the Replacement Grant Date, on the Replacement Grant Date, provided that you remain an employee of Brightpoint or one of its majority-owned or wholly-owned subsidiaries or a Director of Brightpoint, as the case may be, from the Cancellation Date through the Replacement Grant Date. You must note however, that the options representing the number of August 2001 Options as well as the Other Options, if any, to which you may have been entitled and which are granted to you on the Replacement Grant Date, will have an exercise price equal to the closing sale price of our Common Stock as reported by the Nasdaq Stock Market on the Replacement Grant Date. In addition, each of the August 2001 Options and Other Options, if any, granted on the Replacement Grant Date, will have a term of five (5) years and will have the same vesting schedule as the New Options to be granted to you on the Replacement Grant Date. Special considerations, however, may apply to employees located abroad, depending on the taxation and securities laws of the jurisdiction in which these employees are located.

         The Agreement to Grant Options attached to the end of this Offer to Exchange indicates the number of August 2001 Options, if any, to which you are currently entitled. If you elect to participate in this offer and any of your Options are accepted by us for cancellation, those August 2001 Options will, subject to the conditions of this offer, be granted to you on, but not before, the Replacement Grant Date. If you elect not to participate in this offer, the number of August 2001 Options, if any, set forth in the Agreement to Grant Options will be granted to you shortly after the Cancellation Date. The Agreement to Grant Options, however, does not currently indicate the number of New Options that you may be entitled to receive, subject to the conditions of this offer, on the Replacement Grant Date. This is due to the fact that, until the Expiration Date and subsequent Cancellation Date, we will not know if you intend to participate in this offer and, in the event you elect to participate, how many of your Options will be tendered and accepted for cancellation. Once we have determined the number of your Options that have been accepted for cancellation we will know the number of New Options to be granted to you, subject to the conditions of this offer, on the Replacement Grant Date. Therefore, to the extent that you have elected to participate in this offer and your Options have been accepted for cancellation, we will, on the Cancellation Date, insert the number of New Options into the Agreement to Grant Options and countersign and deliver to you the fully executed Agreement to Grant Options together with the Cancellation Notice and your Cash Payment for your Options accepted by Brightpoint for cancellation.

         Unless you have a current employment agreement with Brightpoint, your employment with Brightpoint is on an "at-will" basis and nothing in this Offer to Exchange modifies or changes that. Therefore, if your employment with Brightpoint or one of our majority-owned or wholly-owned subsidiaries is terminated by you or Brightpoint voluntarily, involuntarily, or for any other reason, or your position as a non-employee Director of Brightpoint is terminated subsequent to the Cancellation Date, but prior to Replacement Grant Date, you will not have a right to any Options that were previously cancelled, nor to the grant of New Options that would have been granted on the Replacement Grant Date and, other than the Cash Payment on the Cancellation Date, you will not receive any other consideration for your canceled Options. In addition, you will not have the right to any options from the August 2001 Options or Other Options, if any, that you would otherwise have been eligible to receive on the Replacement Grant Date.

         Change of Control Transactions. The Agreement to Grant Options to be countersigned and delivered by Brightpoint on the Cancellation Date to those participants in this offer whose Options have been accepted for cancellation, will indicate the number of New Options as well as the number of August 2001 Options (to the extent such participant was determined to be entitled to any August 2001 Options) that the participant will be eligible to receive on the Replacement Grant Date. The Agreement to Grant Options, when executed and delivered by Brightpoint, will be a binding commitment of Brightpoint to grant to the participant, on the Replacement Grant Date, the number of New Options and August 2001 Options, if any, set forth therein subject to prior adjustments for stock splits, stock dividends and similar events, provided further, that, such participant remains an employee of Brightpoint or one of its majority-owned or wholly-owned subsidiaries or a Director of Brightpoint, as the case may be, from the Cancellation Date through the Replacement Grant Date. It is possible, however, that, prior to the Replacement Grant Date, Brightpoint might effect or enter into an agreement for a merger or other similar transaction that results in a change of control of Brightpoint. The Agreement to Grant Options may not, however, be a binding obligation on or commitment of any successor to Brightpoint and, consequently, any such successor to Brightpoint in a merger or similar transaction, may have no obligation to honor the grant of such New Options and August 2001 Options, if any, on the Replacement Grant Date or at any time thereafter.

         Brightpoint will endeavor to negotiate, as part of any merger or related transaction resulting in a change of control, an agreement for the successor company to grant that number of options or such other consideration comparable to the New Options and August 2001 Options, if any, to which you would have otherwise been entitled but for your participation in the offer. If we are able to negotiate an agreement for the successor company to grant options in exchange for the New Options you would receive under this offer as well as your August 2001 Options, if any, such options would likely still be granted on or after the Replacement Grant Date, and they would most likely be options to purchase the shares of the successor company. The exercise price would be equal to the market price of the successor company's stock on the date of grant. There can be no assurance, however, that we would be successful in negotiating any such agreement with a successor company, and if there is a change-of-control transaction before the Replacement Grant Date, there is a risk that you would not be entitled to receive your New Options and August 2001 Options, if any, or any comparable options of or consideration from the successor company.

         You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the New Options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we or our successor grant the New Options (to the extent that such New Options are granted), would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the New Options for that transaction. Optionholders who do not tender in their options in connection with this offer will have their outstanding options treated in accordance with the terms of the plan under which they are granted, and if their options are assumed by the successor to our company in an acquisition, those options would be priced in accordance with the terms of the acquisition transaction. This could potentially result in a greater financial benefit for those optionholders who elected not to participate in this offer if the terms of the acquisition transaction result in a more favorable exercise price for the assumed options which were not tendered.

         PLEASE NOTE: IF WE ARE ACQUIRED BY ANOTHER COMPANY, THAT COMPANY MAY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDE TO TERMINATE SOME OR ALL OF OUR EMPLOYEES PRIOR TO THE REPLACEMENT GRANT DATE. YOUR TERMINATION FOR THIS, OR ANY OTHER REASON BEFORE THE REPLACEMENT GRANT DATE MEANS THAT, TO THE EXTENT THAT THE SUCCESSOR COMPANY HAS AGREED TO HONOR THE AGREEMENT TO GRANT OPTIONS OR HAS AGREED TO GRANT OPTIONS OF THE SUCCESSOR COMPANY OR OTHER CONSIDERATION IN EXCHANGE FOR THE NEW OPTIONS AND AUGUST 2001 OPTIONS, IF ANY, YOU WILL NOT RECEIVE THE NEW OPTIONS AND ANY AUGUST 2001 OPTIONS, AND OTHER THAN THE CASH PAYMENT ON THE CANCELLATION DATE, YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT WERE CANCELLED.

    7.   CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the offer, we will not be required to accept for cancellation, or make any Cash Payment with respect to, any Options tendered, and we may terminate or amend the offer, or postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Options) for cancellation, if at any time on or after August 31, 2001 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of Options elected for exchange:

 - there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the Options tendered for cancellation pursuant to the offer, the issuance of New Options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Brightpoint or our majority-owned or wholly-owned subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our majority-owned or wholly-owned subsidiaries or materially impair the contemplated benefits of the offer to us;

 - there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any legislative body, court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

    (i) make the acceptance for Cash Payment or issuance of New Options for, some or all of the Options tendered for cancellation illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

    (ii) delay or restrict our ability, or render us unable, to accept for Cash Payment, or issue new options for, some or all of the Options tendered for cancellation;

    (iii)  materially impair the contemplated benefits of the offer to us; or

    (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Brightpoint or our majority-owned or wholly-owned subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our majority-owned or wholly-owned subsidiaries or materially impair the contemplated benefits of the offer to us;

 -  there has occurred:

    (i) any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market;

    (ii) any significant increase or decrease in the market price of the shares of our Common Stock;

    (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory or any limitation on, or any event which, in our reasonable judgement, might affect the extension of credit by lending institutions in the United States;

    (iv) the commencement of a war, armed hostilities or other international or national crises directly or indirectly involving the United States;

    (v) any limitation, whether or not mandatory, by any governmental regulatory or administrative agency or authority on, or any event that in our reasonable judgement might affect, the extension of credit by banks or other lending institutions in the United States;

    (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), income, operations or prospects of Brightpoint or our subsidiaries or that, in our reasonable judgement, makes it inadvisable to proceed with the offer; or

    (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

 - there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

 - a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

    (i) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before August 1, 2001;

    (ii)   any such person, entity or group that has filed a Schedule 13D or
           Schedule 13G with the Securities and Exchange Commission on or before August 1, 2001 shall have acquired or proposes to acquire beneficial ownership of an additional 5% or more of the outstanding shares of our Common Stock; or

    (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

 - any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Brightpoint or our majority-owned or wholly-owned subsidiaries that, in our reasonable judgement, is or may be material to Brightpoint or our majority-owned or wholly-owned subsidiaries.

         The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

    8.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Our Common Stock is quoted on the Nasdaq Stock Market System under the symbol "CELL." Our fiscal year runs from January 1 through December 31. The following table sets forth, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the Nasdaq Stock Market for each of the quarters during the past two years and for the period from January 1 through August 30, 2001:


                                                                      High           Low
                                                                     ------         -----
       YEAR ENDED DECEMBER 31, 1999
       First Quarter                                                 $18.56         $5.81
       Second Quarter                                                  7.25          5.31
       Third Quarter                                                   7.28          3.53
       Fourth Quarter                                                 14.88          6.84

       YEAR ENDED DECEMBER 31, 2000
       First Quarter                                                  16.31         11.44
       Second Quarter                                                 12.94          8.53
       Third Quarter                                                   9.50          4.41
       Fourth Quarter                                                  6.94          3.34

       YEAR ENDED DECEMBER 31, 2001
       First Quarter                                                   5.50          2.19
       Second Quarter                                                  4.74          1.88
       Third Quarter (through August 30, 2001)                         3.69          2.75



         We have not paid cash dividends on our Common Stock other than S corporation distributions made to stockholders during periods prior to our rescissions of such S corporation elections by us or our predecessors. In addition, our bank agreements limit or prohibit us, subject to certain exceptions, from declaring or paying cash dividends, making capital distributions or other payments to stockholders. Our Board of Directors intends to continue a policy of retaining earnings to finance our anticipated growth and development of our business and we do not expect to declare or pay any cash dividends in the foreseeable future.

         THE CURRENT MARKET PRICE OF OUR COMMON STOCK, HOWEVER, IS NOT INDICATIVE OF FUTURE STOCK PRICES AND WE CANNOT PREDICT WHAT THE CLOSING SALE PRICE OF OUR COMMON STOCK WILL BE ON THE REPLACEMENT GRANT DATE.

    9.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF THE NEW OPTIONS

         Cash Payment on Cancellation Date. The Cash Payment that we intend to make for your Options properly tendered and accepted by us for cancellation will be equal to the lesser of:

    -    $0.25 per share subject to the Option; or

    -    Fifty (50%) percent of the Black-Scholes Value of the Option.

         A Black-Scholes valuation is a recognized method for determining the fair value of an option which takes various factors into consideration including, among other things, the volatility of the market price of the underlying common stock and the expected life of the option.

         Management of Brightpoint has calculated the Black-Scholes Value for each class of Options that are eligible for tender in the offer. Based upon this calculation, management has been able to determine which lesser alternative to apply in determining the Cash Payment for your Options that are eligible for tender. Attached hereto as Schedule B is a table indicating the cash payment per share corresponding to each class of eligible Options in this offer. The amount of the Cash Payment for your Options, tendered in this offer and accepted by Brightpoint for cancellation, will be equal to the cash payment per share set forth on Schedule B corresponding to the class of your cancelled Option (as referenced by the exercise price and expiration date) multiplied by the number of shares of Common Stock subject to your cancelled Option. Based upon management's estimate that there are 2,888,334 Options which may be tendered in the offer, should all such Options be tendered and accepted by Brightpoint for cancellation, Brightpoint would make an aggregate Cash Payment (based upon the applicable cash payment per share as listed in Schedule B for each Option tendered) of approximately $383,000.

         In any case, all of the amounts paid for the Options accepted for cancellation will come from our working capital.

         No interest will accrue and no interest will be paid on the amount of the Cash Payment to you, regardless of:

     -   any extension of the offer; or

     -   delay in making the Cash Payment.

         New Options. We will also grant New Options to purchase our Common Stock in exchange for Options properly elected for exchange by you and accepted for cancellation by us. The number of shares of Common Stock subject to New Options will be equal to one-third of the number of shares of Common Stock subject to the Options that you elect to exchange and which are accepted for cancellation by us, rounded up to the nearest whole share. The number of shares of Common Stock subject to the New Options will be subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all of the Options eligible for exchange in the offer, we will grant New Options to purchase an aggregate of approximately 962,778 shares of our Common Stock. The shares of Common Stock issuable upon exercise of these New Options would equal approximately 1.7% of the total shares of our Common Stock outstanding as of August 31, 2001.

         Terms of New Options. New Options granted on the Replacement Grant Date to employees who are neither Officers nor Directors of Brightpoint, will be made from our 1996 Plan. New Options granted on the Replacement Grant Date to Officers or Directors of Brightpoint will be made from our 1994 Plan. The vesting schedule of the cancelled Options will not carry over to the New Options. Instead, the New Options will vest and become exercisable in increments of one-third of the shares subject to the New Options beginning on the first anniversary of the Replacement Grant Date and thereafter on the successive anniversaries of the Replacement Grant Date. The exercise price of the New Options will equal to closing sale price of our Common Stock as reported by the Nasdaq Stock Market on the Replacement Grant Date. All of the New Options to be granted will be non-qualified stock options regardless of whether the cancelled Option was an incentive stock option or a non-qualified stock option. All New Options will have a term of five (5) years from the Replacement Grant Date. Each New Option will be evidenced by a new option agreement under the 1994 Plan for each tendering optionholder who is an Officer or Director of Brightpoint and the 1996 Plan for each tendering optionholder who is neither an Officer nor Director of Brightpoint. Special considerations, however, may apply to employees located abroad depending on the taxation and securities laws of the jurisdiction in which these employees are located. Except for the terms of New Options as described above, the New Option agreements will be substantially the same as the forms of option agreement attached as exhibits (d)(2)(A), (B) and (C) to the Tender Offer Statement on Schedule TO that we filed with the SEC on August 31, 2001.

         If you are not an employee of Brightpoint or one of our majority-owned or wholly-owned subsidiaries or a Director of Brightpoint from the Cancellation Date through the Replacement Grant Date, you will not receive any New Options or any other consideration for your cancelled Options, other than the Cash Payment made on the Cancellation Date.

         Summary of Terms of Stock Option Plans. Options granted under our 1994 Plan can be either incentive stock options or non-qualified stock options. Options granted under our 1996 Plan can only be non-qualified stock options. As noted above, all of the New Options to be granted on the Replacement Grant Date pursuant to this offer will be non-qualified stock options.

         The 1994 Plan and the 1996 Plan are currently administered by the Compensation Committee of the Board of Directors.

         Non-qualified stock options under the 1994 Plan and the 1996 Plan may be granted to any person, including, but not limited to, employees, affiliates, independent agents, consultants and attorneys, whom the Compensation Committee believes have contributed, or will contribute, to the success of Brightpoint. Incentive stock options under the 1994 Plan may be awarded only to persons who, at the time such incentive stock options are granted, are employees of Brightpoint or its present or future subsidiaries, including employees who may be directors and stockholders thereof.

         No option granted to an employee under the 1994 Plan or the 1996 Plan shall be exercisable by such optionee at any time following the expiration of employment, except that if the employment of an optionee-employee terminates other than due to the death of the optionee or the termination of the optionee's employment for cause or voluntarily without the consent of Brightpoint, then such option may be exercised by such optionee to the extent it was exercisable at the termination of his employment within three (3) months after termination, but not later than the date on which the option terminates. Any option which is held by an employee whose employment is terminated for cause or voluntarily without consent of Brightpoint shall, to the extent not theretofore exercised, automatically terminate as of the date of termination of employment. In the event that the employment of an optionee-employee is terminated by reason of death (or the employee-optionee dies within three (3) months of his termination of employment other than for cause or voluntarily without the consent of Brightpoint), any option granted under the 1994 Plan or the 1996 Plan will be exercisable by optionee's executor or administrator or by his or her distributee within one year after such death, but only to the extent that it was exercisable at the date of death. Stock option agreements may provide for more restrictive conditions for the exercise of options than those stated above and may also provide for specified exercise provisions in the event of disability.

         The Compensation Committee generally determines the exercise price of options granted under the 1994 and 1996 Plans subject to the limitation that options granted under the 1994 Plan cannot be exercisable for less than the fair market value of the underlying common stock on the date of grant. Options under the 1996 Plan do not have a similar price restriction. New Options granted pursuant to the offer under the 1994 Plan and the 1996 Plan will have an exercise price equal to the closing sale price of our Common Stock as reported by the Nasdaq Stock Market on the Replacement Grant Date.

         Unless the Compensation Committee determines otherwise, options granted under the 1994 and 1996 Plans are non-transferable other than by will or the laws of descent and distribution.

         The terms and conditions of the Options are set forth in the 1994 Plan, the 1996 Plan and the Director Plan and the stock option agreement you entered into in connection with the grant of such Options. The terms and conditions of the New Options including the New Option agreements to be delivered after the Replacement Grant Date will be governed by the 1994 Plan and the 1996 Plan, as the case may be. The terms and conditions of each of the 1994 Plan, the 1996 Plan and the Director Plan are summarized in the Section 10(a) prospectus prepared by us on September 27, 1999 in connection with our registration statement on Form S-8, but which prospectus has not been filed with the Securities and Exchange Commission. You may obtain copies of this prospectus from Brightpoint by submitting such written request to Phillip A. Bounsall of Brightpoint at 6402 Corporate Drive, Indianapolis, Indiana 46278.

         All of the shares of our Common Stock issuable upon exercise of eligible Options under the 1994 Plan, 1996 Plan and Director Plan as well as the shares of our Common Stock that will be issuable upon exercise of all New Options to be granted under either of the 1994 Plan and 1996 Plan pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your shares of Common Stock issuable upon exercise of the eligible Options or New Options, as the case may be, free of any transfer restrictions under the applicable securities laws.

         Important Note. The statements in this offer concerning the 1994 Plan and 1996 Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1994 Plan and the 1996 Plan, the forms of stock option agreement under the 1994 Plan and the 1996 Plan and any other terms and conditions of the New Options.

         Please contact Phillip A. Bounsall by e-mail at phil.bounsall@brightpoint.com or by telephone at (317) 297-6100, to request and obtain a copy of the 1994 Plan or 1996 Plan. We will promptly furnish you copies of these documents at our expense.

         U.S. Federal Income Tax Consequences Of Options. New options granted under the 1994 Plan and 1996 Plan, as the case may be, will be non-qualified stock options that are not intended to meet the requirements of "incentive stock options" within the meaning of Section 422 of the Code.

         The following is a brief summary of the Federal income tax aspects of the New Options under the 1994 Plan and 1996 Plan based upon statutes, regulations and interpretations in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state, local or foreign tax consequences. IF YOU ARE AN EMPLOYEE LOCATED OR BASED OUTSIDE OF THE UNITED STATES, WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX AND LEGAL ADVISOR(S) TO DETERMINE THE TAX, LEGAL AND SOCIAL INSURANCE CONSEQUENCES OF THIS TRANSACTION UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK.

         With respect to non-qualified stock options, (i) upon grant of the option, the optionee will recognize no income; (ii) upon exercise of the option (if the shares are not subject to a substantial risk of forfeiture), the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and we will qualify for a deduction in the same amount for the taxable year of Brightpoint in which the optionee recognizes the ordinary income, subject to (a) the requirement that the compensation be reasonable and not limited under Section 162(m) of the Code, and (b) certain statutory provisions relating to so-called "excess parachute payments"; (iii) we will be required to comply with applicable Federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the optionee and his or her Form W-2 for the year in which exercise occurs will reflect such amount; and (iv) on a sale of the shares, the optionee will recognize gain or loss equal to the difference, if any, between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as short-term or long-term capital gain or loss if the shares are capital assets in the optionee's hands depending upon the length of time that the optionee held the shares.

    10.  INFORMATION CONCERNING BRIGHTPOINT.

         Brightpoint is one of the world's largest distributors of mobile phones. Our innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services. Our customers include leading network operators, retailers and wireless equipment manufacturers. We handle wireless products manufactured by such technology companies as Audiovox, Ericsson, Handspring, Hewlett-Packard, Kyocera, Motorola, NEC, Nokia, Novatel Wireless, Palm, Panasonic, Research In Motion, Samsung and Siemens. We also provide integrated services to these manufacturers and some of the world's leading wireless network operators along with their associated service providers, resellers, agents and other retail channels. Our fiscal year runs from January 1 to December 31. Our principal offices are located in Indianapolis, Indiana. Our telephone number at this location is (371) 297-6100.

         Additional information about Brightpoint is available from the documents described in Section 17. The financial statements included in exhibit 13 to our annual report on Form 10-K/A for the year ended December 31, 2000 ("Annual Report") and in our quarterly report on Form 10-Q for the quarter ended June 30, 2001 ("Quarterly Report") are incorporated herein by reference. The following table summarizes certain of our consolidated financial data.


STATEMENT OF OPERATIONS DATA(1):
(Amounts in thousands except for per share data)


                                                                                                                 SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31                                            JUNE 30,
                                    ----------------------------------------------------------------------    ---------------------
                                        1996            1997           1998           1999            2000      2000           2001
                                        ----            ----           ----           ----            ----      ----           ----
                                                                                                                    (unaudited)
Revenue                             $589,718      $1,006,116     $1,584,198     $1,768,121      $1,977,011    $939,582     $917,660
Gross profit                          45,840          85,171        140,949        135,725         171,782      87,941       46,313
Income (loss) from operations         24,991          41,862         41,486        (52,750)         59,791      30,379       (2,406)
Income (loss) before accounting
   change and extraordinary gain      11,037          25,510         20,176        (79,015)         31,784      15,752       (5,914)
Net income (loss)                     11,037          25,510         20,176        (93,080)         41,772      15,752       (1,291)

Basic per share:
  Income (loss) before accounting
    change and extraordinary gain   $   0.27      $     0.55     $     0.38     $    (1.48)     $     0.57    $   0.29     $  (0.11)
  Cumulative effect of accounting
    change, net of tax                    --              --             --          (0.27)             --          --           --
  Extraordinary gain on debt
    extinguishment, net of tax            --              --             --             --            0.18          --         0.08
                                    --------      ----------     ----------     ----------      ----------    --------     --------
  Net income (loss)                 $   0.27      $     0.55     $     0.38     $    (1.75)     $     0.75        0.29        (0.02)
                                    ========      ==========     ==========     ==========      ==========    ========     ========
Diluted per share:
  Income (loss) before accounting
    change and extraordinary gain   $   0.26      $     0.53     $     0.38     $    (1.48)     $     0.56    $   0.28     $  (0.11)
  Cumulative effect of accounting
    change, net of tax                    --              --             --          (0.27)             --          --           --
  Extraordinary gain on debt
    extinguishment, net of tax            --              --             --             --            0.18          --         0.08
                                    --------      ----------     ----------     ----------      ----------    --------     --------
  Net income (loss)                 $   0.26      $     0.53     $     0.38     $    (1.75)     $     0.74    $   0.28     $  (0.02)
                                    ========      ==========     ==========     ==========      ==========    ========     ========


BALANCE SHEET DATA:
(Amounts in thousands)


                                                               DECEMBER 31                                        JUNE 30
                                 ----------------------------------------------------------------------         -----------
                                     1996            1997           1998           1999          2000              2001
                                     ----            ----           ----           ----          ----              ----
                                                                                                                (unaudited)
Working capital                  $143,481       $ 281,063      $ 361,049      $ 268,138      $ 273,060           $ 192,264
Total assets                      299,045         456,702        714,450        623,858        691,659             575,957
Long-term obligations              79,894         146,963        286,706        230,886        198,441             129,065
Total liabilities                 203,125         257,411        474,882        467,667        492,059             385,094
Stockholders' equity               94,982         199,291        239,568        156,191        199,060             190,863


(1) Operating data includes non-recurring charges and other unusual items that were recorded in the years presented as follows: merger expenses in 1996; investment gains on marketable equity securities in 1997 and 1998; trading, restructuring and other unusual charges in 1998, 1999 and 2000; the results of those operations that were terminated or sold in 1999 in accordance with our restructuring plan; the cumulative effect of an accounting change in 1999 and extraordinary gains on debt extinguishment in 2000 and 2001.

         Copies of our Annual Report and Quarterly Report are available over the Internet at the world wide web site of the SEC at http://www.sec.gov. In addition, copies of the our Annual Report and Quarterly Report, excluding exhibits (other than exhibit 13 to the Annual Report), may be obtained free of charge upon submission of a written request to Phillip A. Bounsall at Brightpoint and may be inspected and copied free of charge at the our principal executive office. Copies of exhibits to our Annual Report and Quarterly Report may be obtained for a nominal charge, except for exhibit 13 to the Annual Report which will be provided with the Annual Report free of charge.

         The ratio of our earnings to fixed charges for the year ended December 31, 2000 was 3.9x and was computed by dividing earnings (income from continuing operations before income taxes, minority interest and extraordinary gain, adjusted for fixed charges) by fixed charges. Fixed charges included interest incurred on long-term and other debt, the interest factor deemed to be included in lease expense, and certain amortization of debt issuance costs. For the year ended December 31, 1999 and the six months ended June 30, 2001, we incurred significant pretax losses. Consequently, earnings in those periods were not sufficient to cover our fixed charges which totaled approximately $16.5 million and $5.0 million for the year ended December 31, 1999 and the six months ended June 30, 2001, respectively.

         The book value per share of our Common Stock as of June 30, 2001 (the date of our most recent balance sheet presented) was $3.42.

    11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS CONCERNING THE OPTIONS.

         A list of our Officers and Directors is attached to this Offer to Exchange as Schedule A. As of August 31, 2001, our Officers and non-employee Directors as a group held eligible Options under the 1994 Plan, 1996 Plan and Director Plan to purchase a total of 2,005,000 shares of our Common Stock, representing approximately 70% of all eligible Options under the 1994 Plan, 1996 Plan and Director Plan which may be tendered pursuant to this offer. Of those eligible Options held by our Officers and non-employee Directors, an aggregate of 1,599,862 are "beneficially" owned as such term is defined in Rule 13d-3 promulgated under the Securities Act. Our Officers and non-employee Directors are eligible to participate in the offer and tender their Options for exchange.

         Please see our definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on April 27, 2001 for information regarding the amount of our securities beneficially owned by our Officers and Directors as of April 20, 2001. In August 2001, we authorized the grant of an aggregate of 595,400 August 2001 Options to certain employees including an aggregate of 420,000 August 2001 Options to our Officers. The grants of August 2001 Options to those employees and our Officers that are eligible to participate in the offer have been deferred until after the Cancellation Date in order to allow those employees and our Officers the opportunity to participate in the offer. If any of our employees and Officers elect to participate in the offer and his or her Options are accepted for cancellation by us, he or she will become ineligible to receive the grant of his or her August 2001 Options until the Replacement Grant Date. Please see Section 6 above for a further discussion of the August 2001 Options. During the past 60 days, no individuals have exercised options to acquire shares of our Common Stock.

         Except as otherwise described above and other than ordinary course purchases in the open market, neither we, nor to the best of our knowledge, any of our Directors, Officers or affiliates, has effectuated any transactions involving options or the Common Stock issuable upon the exercise of options during the 60 days prior to the date of this Offer to Exchange.

         Except as described below, neither we nor, to the best of our knowledge, any of our Directors, Officers or affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

         Each of our Officers who shall elect to participate in the offer and whose Options are accepted by Brightpoint for cancellation will enter into an agreement with Brightpoint, on or about the Cancellation Date, which agreement shall provide that in the event of a change of control of Brightpoint (as defined under the respective employment agreements of our Officers) prior to the Replacement Grant Date, the value of any August 2001 Options, which an Officer would have otherwise been entitled to, but the grant of which has been deferred until the Replacement Grant Date, will be included in the calculation for determining the severance pay to which such Officer would be entitled under his respective employment agreement as if the grant of the August 2001 Options had been made in August 2001.

    12. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Options which are properly and timely tendered for exchange and which we acquire pursuant to the offer, will be cancelled, and the shares of Common Stock subject to those Options will be returned to the pool of shares available for issuance upon exercise of new options granted under the stock option plan governing the Options tendered for exchange and canceled by us in this offer. We anticipate that the majority of shares underlying Options tendered and accepted by us for cancellation will be from Options granted under our 1994 Plan and will, therefore, be returned to the pool of shares available for grant under our 1994 Plan. The New Options that we grant to Officers and Directors on the Replacement Grant Date will be from our 1994 Plan. The New Options that we grant to persons other than Officers and Directors on the Replacement Grant Date will be from our 1996 Plan. To the extent shares underlying Options cancelled in this offer and returned to the pool of shares under either of the 1994 Plan or 1996 Plan are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the offer, the shares together with shares returned to the pool of shares under the Director Plan, will be available for future awards to our employees and Directors, as the case may be, and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq Stock Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed. These future grants may include, but are not limited to, our subsequent semi-annual grants of options to employees (including Officers) and grants to our Directors in January of each year.

         The Cash Payments made on the Cancellation Date for all Options accepted for cancellation will be recorded as compensation expense. We, however, believe that we will not incur any compensation expense from the issuance of New Options as a result of the fact that we will not grant any New Options to a participant whose eligible Options have been cancelled in accordance with this Offer to Exchange, until the Replacement Grant Date which shall be a business day that is at least six months and one day after the Cancellation Date. Further, the exercise price of all New Options will equal the closing sale price of our Common Stock on the Replacement Grant Date.

         If we were to grant any options before the Replacement Grant Date to any participating optionholder whose Options have been accepted and cancelled, our grant of those options to the participating optionholder would be treated for financial reporting purposes as a variable award. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our quarterly earnings over the period that the newly granted options are outstanding. We would have to adjust this compensation expense on a quarterly basis during the term of the options based on increases or decreases in the market value of the shares subject to the newly granted options.

    13.  LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of eligible Options for the Cash

Payment and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of Options for cancellation pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept Options elected for cancellation is subject to conditions, including the conditions described in
Section 7.

    14.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material United States federal income tax consequences of the cancellation of Options pursuant to the offer. This discussion is based on the Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. The Federal tax laws may change and the Federal, state, local and foreign tax consequences for each eligible employee will depend upon that eligible employee's individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders. IF YOU ARE AN EMPLOYEE LIVING OR WORKING OUTSIDE OF THE UNITED STATES, WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX AND LEGAL ADVISOR(S) TO DETERMINE THE TAX, LEGAL AND SOCIAL INSURANCE CONSEQUENCES OF THIS TRANSACTION UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK.

         The amount of the Cash Payment to optionholders who are United States citizens or residents, perform services principally in the United States and tender Options for cancellation pursuant to this offer will be taxed as ordinary compensation income of such optionholders in the year received. Such income is subject to applicable withholding of income, FICA and Medicare taxes and other applicable employment taxes. To the extent that a tendering optionholder recognizes ordinary income, we will be entitled to a corresponding Federal income tax deduction, subject to (i) the requirements that the compensation be reasonable and not limited under Section 162(m) of the Code, and (ii) certain statutory provisions relating to so-called "excess parachute payments."

         Optionholders whose eligible Options are accepted for cancellation and who will receive New Options on the Replacement Grant Date will not be required to recognize income for federal income tax purposes at the time of the cancellation of the eligible Options with respect to the issuance of New Options.

         Further, at the date of grant of the New Options, the optionholders will not be required to recognize income for federal income tax purposes. All New Options will be non-qualified stock options regardless of whether the cancelled Option was an incentive stock option or a non-qualified stock option.

         We do not believe that this offer will change any of the terms of your eligible Options if you do not accept the offer. However, if you choose not to accept this offer, regardless of whether such choice was voluntary or because your Options were not accepted by us for cancellation, it is possible that the Internal Revenue Service would decide that the right to tender your incentive stock options for cancellation under this offer is a "modification" of your incentive stock options. A successful assertion by the Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

    15.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for cancellation of any Options by giving oral, written, or electronic notice of such extension to the optionholders or by making a public announcement of such extension. We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any Options elected for exchange upon the occurrence of any of the conditions specified in Section 7, by giving oral, written, or electronic notice of such termination or postponement to the optionholders or by making a public announcement of such termination or postponement. Notwithstanding the foregoing, we will pay the consideration offered or return the Options elected for cancellation promptly after termination or withdrawal of the offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to optionholders in the offer or by decreasing or increasing the number of Options to be exchanged in the offer.

         Amendments to the offer may be made at any time and from time to time by public announcement. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m. Indianapolis time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to optionholders in a manner reasonably designed to inform optionholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by a press release to BusinessWire.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Except for a change in the Cash Payment for eligible Options tendered for cancellation or a change in percentage of Options sought for cancellation, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. In the event we increase or decrease:

         -   the Cash Payment to be paid for the Options tendered for exchange;

         - the number of Options eligible for exchange in the offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of Common Stock issuable upon exercise of the Options that are subject to the offer immediately prior to the increase; or

         -   the number of New Options to be granted on the Replacement Grant
             Date.

we will publish notice or otherwise notify you in writing of such action, and we will extend the offer until the expiration of no fewer than ten (10) business days from the date of such notice.

         If the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 15, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

    16.  FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Options pursuant to the offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this offer including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this offer.

    17.  ADDITIONAL INFORMATION.

         We recommend that, in addition to this Offer to Exchange, the Letter of Transmittal, Agreement to Grant Options and Notice of Withdrawal, you review the following materials, which we have filed with the SEC, before making a decision on whether to elect to cancel your options:

         (a) our annual report on Form 10-K/A for the year ended December 31, 2000, filed with the SEC on March 30, 2001;

         (b) our definitive proxy statement on Schedule 14A for our 2001 annual meeting of stockholders, filed with the SEC on April 27, 2001;

         (c) our quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 14, 2001;

         (d) our quarterly report on Form 10-Q for the quarter ended June 30, 2000, file with the SEC on August 14, 2001;

         (e) our Form S-8 registration statement filed with the SEC on September 27, 1999; and

         (f) the description of our Common Stock contained in our registration statement on Form 8-A, which was declared effective on April 7, 1994, and the description of attendant Preferred Share Purchase Rights contained in our registration statement on Form 8-A dated March 28, 1997, together with any amendments or reports we file for the purpose of updating those descriptions.

         The SEC file number for all of these filings other than the Registration Statement on Form S-8 is 0-23494. The SEC file number for the Registration Statement on Form S-8 filed on September 27, 1999 is 333-87863. These filings, and the other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the SEC at the following SEC public reference rooms:

450 Fifth Avenue, N.W.       Northwestern Atrium Center     7 World Trade Center
Washington, D.C. 20549        500 West Madison Street             13th Floor
                                   Suite 1400                 New York, NY 10048
                                Chicago, IL 60661

         Copies of all or any part of such documents may be obtained from such offices upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our Common Stock is quoted on the Nasdaq Stock Market under the symbol "CELL," and our SEC filings can be read at the following Nasdaq address:

              Nasdaq Operations
              1735 K Street, N.W.
              Washington, D.C. 20006

         We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

              Brightpoint, Inc.
              Attention: Phillip A. Bounsall
              6402 Corporate Drive
              Indianapolis, Indiana  46278

         You may also make a request by telephone at (371) 297-6100 between the hours of 9:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.

         If you find inconsistencies between the foregoing documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about Brightpoint should be read together with the information contained in the documents to which we have referred you.

    18.  MISCELLANEOUS.

         This Offer to Exchange and our SEC Reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "believe," expect," "anticipate," "intend," and "plan" as they relate to Brightpoint, Inc. or our management, are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC including our quarterly report on Form 10-Q filed on August 14, 2001 discuss some of the risks that could cause our actual results, performance or achievements to be materially different from those expressed or implied in the forward-looking statements. Such risks include, among others, the following: the ability to hire and retain key personnel; relationships with and dependence on third-party wireless communications equipment manufacturers, suppliers, and network operators and their tendency to outsource aspects of their business to us; the tendency of wireless network operators to offer promotions, including handset subsidies and agent commissions, relating to wireless communications services; the possible adverse effect on demand for our products resulting from network operator consolidation; uncertainties relating to business and economic conditions in markets in which we operate; uncertainties relating to government and regulatory policies and other political risks; uncertainties relating to customer plans and commitments; pricing and availability of wireless communications equipment materials and inventories demanded by our customers; rapid technological developments and obsolescence in the wireless communications industry; dependence on the functionality, design, performance and utilization of sophisticated information systems and technologies; potential performance issues with suppliers and customers; governmental export and import policies; global trade policies; worldwide political stability; the highly competitive environment in which we operate; potential entry of new, well-capitalized competitors into the markets served by us; possible barriers to obtaining additional capital or other financing; significant outstanding secured indebtedness; our continued ability, through revenue growth, to absorb the increasing costs incurred and to be incurred in connection with any expansion activities and provision of integrated logistics services; uncertainties inherent in international operations including foreign currency fluctuations; possible inability to successfully complete and integrate businesses or product lines acquired; uncertainty regarding strategic relationships and alliances and ability to protect our proprietary information. We undertake no obligation to update or revise publicly any forward-looking statement.

         We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to cancel eligible Options be accepted from or on behalf of, the optionholders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                        Brightpoint, Inc.

August 31, 2001

                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                          OFFICERS OF BRIGHTPOINT, INC.

         The Directors and Officers of Brightpoint, Inc. and their position and offices as of August 31, 2001, are set forth in the following table:


    NAME                                                POSITION AND OFFICES HELD

    Robert J. Laikin............................        Chairman of the Board of Directors and Chief
                                                        Executive Officer

    J. Mark Howell..............................        President, Chief Operating Officer and Director

    Phillip A. Bounsall.........................        Executive Vice President, Chief Financial
                                                        Officer and Treasurer

    Steven E. Fivel.............................        Executive Vice President, General Counsel
                                                        and Secretary

    John W. Adams...............................        Director

    Rollin M. Dick..............................        Director

    Stephen H. Simon............................        Director

    Jerre L. Stead..............................        Director

    Todd H. Stuart..............................        Director

    Robert F. Wagner............................        Director

         The address of each Director and Officer is: c/o Brightpoint, Inc., 6402 Corporate Drive, Indianapolis, Indiana 46278.

                                   SCHEDULE B

                 TABLE OF CASH PAYMENT FOR EACH CLASS OF OPTIONS
                        ELIGIBLE FOR TENDER IN THE OFFER


                      Option       Option        Cash
                     Exercise    Expiration     Payment
                      Price         Date       Per Share
                     --------    ----------    ---------

                     $10.625      11/16/09       $0.25
                     $11.000      12/06/04       $0.25
                     $11.180      01/02/05       $0.13
                     $11.200      01/14/05       $0.13
                     $12.063      06/01/05       $0.12
                     $12.250      11/13/03       $0.16
                     $12.313      11/02/03       $0.15
                     $13.000      10/25/02       $0.10
                     $13.000      10/26/02       $0.10
                     $13.000      10/27/02       $0.10
                     $13.375      12/22/02       $0.09
                     $13.750      01/03/05       $0.08
                     $14.250      01/04/04       $0.08
                     $14.375      12/31/02       $0.08
                     $14.375      01/01/03       $0.08
                     $14.375      01/02/03       $0.08
                     $14.880      08/01/02       $0.07
                     $14.940      07/15/02       $0.07
                     $15.000      04/30/03       $0.07
                     $15.938      01/25/05       $0.25
                     $16.938      11/24/02       $0.05
                     $17.188      01/26/04       $0.10
                     $17.500      02/01/03       $0.05
                     $17.500      02/02/03       $0.05
                     $19.063      04/27/03       $0.04




                                      B-1